FIRST AMENDMENT
to the
Technology Cooperation Agreement
by and between
Taisil Electronic Materials Corporation and MEMC Electronic Materials, Inc.
dated October 26, 1994

1. Article 1 of the Agreement shall be amended by inserting the following two definitions:

1.32 "MEMC Licensed Programs" shall mean computer programs commercially in use at MEMC's Plants for manufacturing Wafers on or after the Date of this Agreement which MEMC has the right to license to others without obligation to a third party.

1.33 "TEM Licensed Programs" shall mean computer programs commercially in use at the Facility for manufacturing Wafers which TEM has the right to license to others without obligation to a third party.

2. Section 2.1 is deleted in its entirety and replaced with the following:

2.1 In consideration of the payments to MEMC by TEM as set forth in Article 5, MEMC, to the extent provided in this Article 2, shall provide Technical Information and Technical Assistance Services to TEM. "Technical Assistance Services" shall mean assistance, consultation, advice, and the like provided by MEMC to TEM under the provisions of this Article 2 to enable TEM to design, construct, and operate in the R.O.C., subject to allowance for local labor and manufacturing conditions, including available raw materials, and provided that the facility has been designed and constructed in strict accordance with the Technology Engineering Design Package and the design and specifications comments provided by MEMC pursuant to Section 2.3 and provided the facility is operated in accordance with the Technical Information and Technical Assistance Services and provided the facility has been maintained in accordance with good industrial and laboratory practices, a facility (herein referred to as "Facility") with an initial production capacity of approximately fifty (50) MSIE of Polished Wafers per year. The Facility shall include process capabilities from crystal growing through polishing and epitaxial layering. The Facility shall be constructed of a dimension and with appropriate allowances for future expansion to one hundred and twenty (120) MSIE of Polished Wafers per year. The parties recognize that the production capacity of the Facility may vary depending on the ratio of polished wafers to epitaxial wafers.

3. Section 4.5 is deleted in its entirety and replaced with the following:

4.5 MEMC agrees that during the tern hereof it shall not nor shall its Affiliates sell Wafers in the R.O.C. except as follows:

4.5.1 MEMC and its Affiliates shall be permitted to sell wafers with a diameter of less than 200mm.

4.5.2 MEMC and its Affiliates shall be permitted to sell wafers with a diameter of 200mm or larger in any of the following situations:

(i) Sales of a particular specification wafer with a diameter of 200mm or larger to an individual purchaser prior to qualification by TEM for that particular specification wafer at that individual customer.

(ii) Once TEM becomes qualified on a particular specification wafer, MEMC shall be allowed to sell wafers of said specification wafer into the R.O.C. for the sole purposes of remaining qualified on that specification.

(iii) When TEM sales are at 100% of manufacturing capacity in a rolling six (6) month period, MEMC shall be permitted to sell wafers into the R.O.C. of a diameter primarily produced by TEM in order to support MEMC market position in the R.O.C.

(iv) In the event that TEM's sales fall below 100% of manufacturing capacity in a rolling six (6) month period, TEM shall have the right to require MEMC to cease selling wafers with a diameter of 200mm or larger in the R.O.C., provided, however, that MEMC shall be permitted to perform any contract it has in the R.O.C. for the sale of wafers through the expiration of the term of that contract.

4.5.3 After May 1, 1997 MEMC shall sell through TEM, and TEM shall act as MEMC's agent in connection with sales of Wafers with a diameter of 200mm or larger, pursuant to an agency agreement which is to be negotiated between the parties and which is referred to in that certain Shareholders' Agreement, Annex D, Section 3. It is anticipated that said agency agreement will include a liquidated damage clause should TEM breach said agreement. Should the parties be unable to agree on such a clause and TEM materially breaches said agency agreement or through no fault of MEMC said agency agreement is not entered into by May 1, 1997, MEMC shall not be required to sell through TEM or use TEM as an agent for said sales.

4.5.4 MEMC and its Affiliates shall be permitted to sell from a sales office located in the R.O.C. Wafers for delivery to destinations other than the R.O.C.

4. Sections 4.8, 4.8.1, and 4.8.2 of the Agreement shall be amended by changing "Section 4.7" to "Sections 4.7 and 4.10" at each occurrence of the term "Section 4.7."

5. Article 4 of the Agreement shall be further amended by inserting the following license grants:

4.9 MEMC hereby grants to TEM a non-exclusive, non-transferable license to install, use, and execute the MEMC Licensed Programs on computers at the Facility in support of the internal business activities of TEM and a non-exclusive, non-transferable license to make and use only at the Facility any modifications or derivative works thereof created by TEM or its agents. TEM acknowledges that the MEMC Licensed Programs are confidential to MEMC and TEM's duties of confidentiality with respect to the MEMC Licensed Programs shall be the same as those set forth in Article 6 with respect to MEMC Technical Information.

4.10 TEM hereby grants to MEMC and its Affiliates a perpetual, irrevocable, worldwide, non-exclusive license to install, use, and execute the TEM Licensed Programs on computers and to make and use any modifications or derivative works thereof. The rights granted to MEMC and its Affiliates in this Article 4.10 shall include the right to sublicense such rights to others. MEMC understands that the TEM Licensed Programs may embody valuable confidential information of TEM and MEMC's duties of confidentiality with respect to the TEM Licensed Programs shall be the same as those set forth in Article 6 with respect to TEM Technical Information.

6. Revise Section 5.1.1.6 as follows: Line 3 - Delete "150 millimeter or".

Except as expressly provided herein, all other terms and conditions of the Technology Cooperation Agreement are unchanged by this First Amendment.

IN WITNESS WHEREOF, the undersigned have caused this FIRST AMENDMENT to be executed in duplicate by their duly authorized representatives.

Taisil Electronic Materials Corporation	MEMC Electronic Materials, Inc.
By: /s/ R.D. Wingrove Name: R.D. Wingrove Title: President Date: 03/26/97 By: /s/ Steve Lee Name: Steve Lee Title: Executive Vice President Date: 3/26/97	By: /s/ T. L. Cadwell Name: T. L. Cadwell Title: Corporate Vice President Date: 3/18/97